SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)

ChinaEdu Corporation
(Name of Issuer)

Ordinary shares, par value US$0.01
(Title of Class of Securities)

16945L107(**)
(CUSIP Number)

David Stafford McGraw-Hill Global Education Intermediate Holdings, LLC 2 Pennsylvania Plaza #6, New York, NY 10121 (212) 904-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 13, 2013
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(**) This CUSIP number applies to the Issuer’s American Depositary shares, each representing three ordinary shares.  No CUSIP has been assigned to the ordinary shares.

SCHEDULE 13D
CUSIP No. 16945L107	Page 2 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON McGraw-Hill Global Education Intermediate Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON OO

1	The Reporting Person beneficially owns 1,187,775 of the Issuer’s American Depositary Shares (“ADS”), representing 3,563,265 underlying Ordinary Shares, and 2 Ordinary Shares.

2
The calculation is based on 29,540,702 Ordinary Shares, including the Ordinary Shares not outstanding that are subject to options and units but deemed to be outstanding for the purpose of computing the percentage of the Ordinary Shares beneficially owned by the Reporting Person, and the Ordinary Shares of the Issuer outstanding as of August 16, 2013 based on the information provided in the Amendment to the Schedule 13D filed by Julia Huang, the executive chairman of the board of directors of the Issuer, and South Lead Technology Limited, and the Amendment to the Schedule 13D filed by Shawn Ding, the Chief Executive Officer and a director of the Issuer, and Moral Known Industrial Limited (collectively, the “Management Amendments”), with the U.S. Securities and Exchange Commission (the “SEC”) on August 20, 2013.  According to the Management Amendments, the numbers used for purposes of this calculation are contained in the Issuer’s current books and records.

SCHEDULE 13D

CUSIP No. 16945L107	Page 3 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON MHE US Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 16945L107	Page 4 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON MHE Acquisition, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 16945L107	Page 5 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Georgia Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON CO

SCHEDULE 13D

CUSIP No. 16945L107	Page 6 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Co-Investors (MHE), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,425,307 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,425,307 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425,307 shares of Ordinary Shares3
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%2
14		TYPE OF REPORTING PERSON PN

3	The Reporting Person beneficially owns 475,102 of the Issuer’s American Depositary Shares, representing 1,425,303 underlying Ordinary Shares, and 1 Ordinary Share.

SCHEDULE 13D

CUSIP No. 16945L107	Page 7 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management (MHE), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,425,307 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,425,307 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425,307 shares of Ordinary Shares3
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%2
14		TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 16945L107	Page 8 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON AP Georgia Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,137,960 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,137,960 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,137,960 shares of Ordinary Shares4
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.2%2
14		TYPE OF REPORTING PERSON PN

4	The Reporting Person beneficially owns 712,653 of the Issuer’s American Depositary Shares, representing 2,137,959 underlying Ordinary Shares, and 1 Ordinary Share.

SCHEDULE 13D

CUSIP No. 16945L107	Page 9 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON AP Georgia Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,137,960 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,137,960 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,137,960 shares of Ordinary Shares4
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.2%2
14		TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 16945L107	Page 10 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 16945L107	Page 11 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON AIF VII Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 16945L107	Page 12 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 16945L107	Page 13 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 16945L107	Page 14 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12%2
14		TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 16945L107	Page 15 of 23 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 3,563,267 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,563,267 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,563,267 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 122
14		TYPE OF REPORTING PERSON OO

This Amendment No. 1 amends and supplements the Statement on Schedule 13D filed with the Securities and Exchange Commission on August 23, 2013 (the “Schedule 13D”) which relates to the ordinary shares, par value US$0.01 (the “Ordinary Shares”), of ChinaEdu Corporation (the “Issuer”). Capitalized terms used herein and not otherwise defined have the meaning assigned to such terms in the Schedule 13D. All items or responses not described herein remain as previously reported in the Schedule 13D. Responses to each item of this Statement on Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

MHGE Intermediate’s acquisition of 3,377,336 Ordinary Shares reported in this Schedule 13D was part of an internal reorganization performed by The McGraw-Hill Companies, Inc. in conjunction with that entity’s sale of all of the shares of McGraw-Hill Global Education Holdings, LLC to Management Holdings GP.  This latter sale was consummated on March 22, 2013, upon which the Reporting Persons became beneficial owners of 3,377,336 Ordinary Shares reported in this Statement on Schedule 13D.  On December 13, 2004 for cash consideration of $5,000,000, The McGraw-Hill Companies, Inc. acquired securities of the Issuer that were convertible into the Ordinary Shares.

The source of funding for MHGE Intermediate’s acquisition of the other 185,931 Ordinary Shares reported in this Schedule 13D was MHGE Intermediate’s cash on hand.

None of the proceeds used to purchase the Ordinary Shares were provided through borrowing of any nature.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

MHGE Intermediate holds 3,563,267 Ordinary Shares, representing 12% of the outstanding Ordinary Shares.  The Ordinary Shares reported as held of record by MHGE Intermediate or beneficially owned by MHGE Intermediate or each other Reporting Person includes only those shares over which such person may be deemed to have voting or dispositive power.  Each of the Reporting Persons disclaims beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a)  See also the information contained on the cover pages of this Statement on Schedule 13D which is incorporated herein by reference.  The calculation is based on 29,540,702 Ordinary Shares, including the Ordinary Shares not outstanding that are subject to options and units but deemed to be outstanding for the purpose of computing the percentage of the Ordinary Shares beneficially owned by the Reporting Person, and the Ordinary Shares of the Issuer outstanding as of August 16, 2013 based on the information provided in the Management Amendments filed with the SEC on August 20, 2013.  According to the Management Amendments, the numbers used for purposes of this calculation are contained in the Issuer’s current books and records.

(b)           See the information contained on the cover pages of this Statement on Schedule 13D, which is incorporated herein by reference.

(c)           Purchase or sale transactions in the Ordinary Shares during the past sixty days are disclosed on Schedule 1.

(d)           Not applicable.

(e)           Not applicable.

Item 7.	Material to Be Filed as Exhibits

Exhibit 1:	Joint Filing Agreement dated as of September 13, 2013, by and among the Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  September 13, 2013

MCGRAW-HILL GLOBAL EDUCATION INTERMEDIATE HOLDINGS, LLC

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

MHE US HOLDINGS, LLC

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

MHE ACQUISITION, LLC

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

GEORGIA HOLDINGS, INC.

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

APOLLO CO-INVESTORS (MHE), L.P.

By:	Apollo Management (MHE), LLC its investment manager

	By:	Apollo Management VII, L.P. its member-manager

		By:	AIF VII Management, LLC its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT (MHE), LLC

By:	Apollo Management VII, L.P. its member-manager

	By:	AIF VII Management, LLC its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

AP GEORGIA HOLDINGS, L.P.

By:	AP Georgia Holdings GP, LLC its general partner

	By:	Apollo Management VII, L.P. its manager

		By:	AIF VII Management, LLC its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

AP GEORGIA HOLDINGS GP, LLC

By:	Apollo Management VII, L.P. its manager

	By:	AIF VII Management, LLC its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

SCHEDULE 1

Transactions in the Last Sixty Days

Transaction Type	Date	# of Shares	Price Per ADS

Purchase	9/3/13	5,039	$6.73
Purchase	9/5/13	3,599	$6.72
Purchase	9/6/13	1,000	$6.70
Purchase	9/9/13	1,280	$6.75
Purchase	9/10/13	16,793	$6.75
Purchase	9/11/13	3,720	$6.97
Purchase	9/12/13	154,500	$7.17

APPENDIX A

The following sets forth information with respect to the managers and certain of the executive officers of Management Holdings GP.  Capitalized terms used herein without definition have the meanings assigned thereto in the Schedule 13D to which this Appendix A relates.

Messrs. Leon D. Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  The principal occupation of each of Messrs. Black, Harris and Rowan is to act as executive officers, managers and directors, as the case may be, of Management Holdings GP and other related investment managers and advisors.

The business address of each of Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.  Messrs. Black, Harris and Rowan are each a citizen of the United States.  Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.